April 28, 2020

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.W.

Washington, D.C. 20549-7561

Re: HST Global, Inc.

Dear Sir or Madam:

We have read the statements of HST Global, Inc. relating to the events described under Item 4.01 of Form 8-K dated April 28, 2020 and we agree with such statements as they pertain to our Firm.

Sincerely,

/s/ Sadler, Gibb & Associates, LLC

Sadler, Gibb & Associates, LLC